MECHANICAL TECHNOLOGY INCORPORATED AND SUBSIDIARIES

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Mechanical Technology Incorporated

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Mechanical Technology Incorporated and Subsidiaries at September 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the financial statements, in 2001 the Company adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities and Emerging Issues Task Force Issue 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s own Stock.

/s/ PricewaterhouseCoopers LLP

Albany, New York
November 9, 2001

MECHANICAL TECHNOLOGY INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

September 30, 2001 and 2000

	2001	2000
	(Dollars in thousands)
Assets
Current Assets:
Cash and cash equivalents	$9,807	$1,552
Restricted cash equivalents (Note 11)	78	1,142
Securities available for sale	6,704	—
Accounts receivable, less allowances of $0 in 2001 and 2000	586	693
Inventories	1,674	1,193
Notes receivable – current, less allowance of $0 in 2001 and $250 in 2000	250	94
Deferred income taxes	2,052	979
Prepaid expenses and other current assets	1,108	331
Total Current Assets	22,259	5,984

Derivative asset	220	—
Property, plant and equipment, net	1,581	529
Notes receivable – noncurrent, less allowance of $660 in 2001 and 2000	—	97
Holdings, at equity (Note 7)	47,197	64,356
Holdings, at cost	—	6,050
Total Assets	$71,257	$77,016

Liabilities and Shareholders' Equity

Current Liabilities:
Line of credit (Note 11)	$5,000	$27,000
Accounts payable	807	283
Accrued liabilities	1,945	1,603
Accrued liabilities – related parties	3	9
Income taxes payable	25	9
Contingent obligation to common stock warrant holders (Note 2)	288	—
Net liabilities of discontinued operations	358	231
Total Current Liabilities	8,426	29,135

Long-Term Liabilities:
Deferred income taxes and other credits	8,453	2,852
Total Liabilities	16,879	31,987

Commitments and Contingencies
Minority interests	331	—

Shareholders' Equity
Common stock, par value $1 per share, authorized 75,000,000; 35,505,010 issued in 2001 and 35,437,285 in 2000	35,505	35,437
Paid-in-capital	65,103	54,790
Accumulated deficit	(41,328)	(45,169)
	59,280	45,058
Accumulated Other Comprehensive Loss:
Unrealized loss on available for sale securities, net of tax	(5,204)	—

Common stock in treasury, at cost, 20,250 shares in 2001 and 2000	(29)	(29)
Total Shareholders' Equity	54,047	45,029
Total Liabilities and Shareholders' Equity	$71,257	$77,016

The accompanying notes are an integral part of the consolidated financial statements.

MECHANICAL TECHNOLOGY INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended September 30, 2001, 2000 and 1999

	2001	2000	1999
	(Dollars in thousands, except per share)
Net sales	$7,298	$5,558	$12,895
Cost of sales	3,150	2,587	8,249
Gross profit	4,148	2,971	4,646
Selling, general and administrative expenses	6,159	4,864	4,949
Product development and research costs	3,684	2,034	1,105
Operating loss	(5,695)	(3,927)	(1,408)
Interest expense	(1,970)	(1,943)	(106)
Loss on derivatives	(1,266)	—	—
Gain on derivatives, Company stock	922	—	—
Gain on sale of holdings, net	28,838	—	—
Gain on sale of subsidiary	—	1,262	—
Other (expense) income, net	(93)	(309)	185
Income (loss) from continuing operations before income taxes, equity in holdings’ losses and minority interests	20,736	(4,917)	(1,329)
Income tax (expense) benefit	(7,524)	1,927	(37)
Equity in holdings’ losses (net of tax benefit of $9,722 in 2001, $10,219 in 2000 and $0 in 1999)	(17,072)	(15,849)	(9,363)
Minority interest in losses of consolidated subsidiary	123	—	—
Loss from continuing operations	(3,737)	(18,839)	(10,729)
Income from discontinued operations (net of taxes of $157 in 2000 and $0 in 1999)	—	243	41
Loss before cumulative effects of changes in accounting Principles	(3,737)	(18,596)	(10,688)
Cumulative effect of accounting change for derivative financial instruments for Company’s own stock, net of tax (Note 2)	1,468	—	—
Cumulative effect of accounting change for derivative financial instruments, net of tax (Note 2)	6,110	—	—
Net income (loss)	$3,841	$(18,596)	$(10,688)

Earnings (Loss) per Share (Basic and Diluted):
Loss from continuing operations	$(.10)	$(.54)	$(.31)
Income from discontinued operations	—	.01	—
Cumulative effect of accounting change for derivative financial instruments for Company’s own stock	.04	—	—
Cumulative effect of accounting change for derivative financial instruments	.17	—	—
Earnings (loss) per share	$.11	$(.53)	$(.31)

The accompanying notes are an integral part of the consolidated financial statements.

MECHANICAL TECHNOLOGY INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

AND COMPREHENSIVE INCOME (LOSS)

For the Years Ended September 30, 2001, 2000 and 1999

	2001	2000	1999
	(Dollars in thousands)
COMMON STOCK
Balance, October 1	$35,437	$34,947	$32,325
Issuance of shares – options	68	490	168
Issuance of shares	—	—	2,454
Balance, September 30	$35,505	$35,437	$34,947

PAID-IN-CAPITAL
Balance, October 1	$54,790	$19,457	$(5,276)
Issuance of shares – options	3	(3)	1
Issuance of shares	—	—	10,190
MTI MicroFuel Cell investment	1,163	—	—
Plug Power holding, net of taxes	8,678	29,252	14,487
SatCon holding, net of taxes	2,506	872	—
Warrants issued, net of taxes	—	2,207	—
Compensatory stock options, net of taxes	(14)	1,199	55
Reclassification of common stock warrants from equity to liability, net of taxes	(2,207)	—	—
Stock option exercises recognized differently for financial reporting and tax purposes	184	1,806	—
Balance, September 30	$65,103	$54,790	$19,457
ACCUMULATED DEFICIT
Balance, October 1	$(45,169)	$(26,573)	$(15,885)
Net income (loss)	3,841	(18,596)	(10,688)
Balance, September 30	$(41,328)	$(45,169)	$(26,573)
ACCUMULATED OTHER COMPREHENSIVE LOSS:
UNREALIZED (LOSS) GAIN ON AVAILABLE FOR SALE SECURITIES, NET OF TAXES
Balance, October 1	$—	$(5)	$—
Unrealized loss on available for sale securities, net of taxes	(5,204)	5	(5)
Balance, September 30	$(5,204)	$—	$(5)
FOREIGN CURRENCY TRANSLATION ADJUSTMENT
Balance, October 1	$—	$(11)	$(11)
Adjustments	—	11	—
Balance, September 30	$—	$—	$(11)
TREASURY STOCK
Balance, October 1	$(29)	$(29)	$(29)
Balance, September 30	$(29)	$(29)	$(29)
SHAREHOLDERS' EQUITY
September 30	$54,047	$45,029	$27,786
TOTAL COMPREHENSIVE INCOME (LOSS):
Net income (loss)	$3,841	$(18,596)	$(10,688)
Other comprehensive (loss) income:
Foreign currency translation adjustment	—	11	—
Unrealized (loss) gain on available for sale securities, net	(5,204)	5	(5)
Total comprehensive loss	$(1,363)	$(18,580)	$(10,693)

The accompanying notes are an integral part of the consolidated financial statements.

MECHANICAL TECHNOLOGY INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For The Years Ended September 30, 2001, 2000 and 1999

	2001	2000	1999
	(Dollars in thousands)
OPERATING ACTIVITIES
Net income (loss) excluding discontinued operations	$3,841	$(18,839)	$(10,729)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Cumulative effect of accounting change for derivative financial instruments, gross	(9,986)	—	—
Cumulative effect of accounting changes for derivative financial instruments for Company’s own stock, gross	(2,468)	—	—
Loss on derivatives	1,266	—	—
Gain on derivatives, Company stock	(922)	—	—
Stock dividend	(827)	—	—
Capitalized interest	107	—	—
Gain on sale of holdings	(28,838)	—	—
Depreciation and amortization	1,761	264	581
Gain on sale of subsidiaries	—	(1,262)	—
Minority interest	(123)	—	—
Equity in losses of equity holdings, gross	26,794	26,068	9,363
Allowance for bad debts	(250)	636	14
Loss on sale of fixed assets	4	20	28
Deferred income taxes and other credits	2,197	(12,152)	(10)
Stock based compensation	(14)	547	55
Changes in operating assets and liabilities net of effects from discontinued operations:
Accounts receivable	107	887	1,093
Other receivables – related parties	—	105	(18)
Inventories	(481)	(343)	(4)
Prepaid expenses and other current assets	(166)	(76)	(174)
Accounts payable	524	311	(1,450)
Income taxes	16	19	(7)
Accrued liabilities – related parties	(6)	9	—
Accrued liabilities	342	(127)	(1,085)
Net cash used by operating activities excluding discontinued operations	(7,122)	(3,933)	(2,343)
Discontinued Operations:
Income from discontinued operations	—	243	41
Deferred income taxes and other credits	—	157	—
Changes in net liabilities/assets	127	(309)	548
Net cash provided by discontinued operations	127	91	589
Net cash used by operating activities	(6,995)	(3,842)	(1,754)
INVESTING ACTIVITIES
Purchases of property, plant & equipment	(1,318)	(286)	(2,738)
Proceeds from sale of holdings	37,842	—	—
Purchase of stock in Plug Power	—	(20,500)	(6,000)
Purchase of stock in SatCon	—	(7,070)	—
Purchase of stock in Beacon Power	—	(6,050)	—
Proceeds from sale of subsidiary, net	—	23	—
Change in restricted cash equivalents, net	1,064	(1,142)	—
Investment in marketable debt securities	—	(2,000)	(7,881)
Proceeds from sale of marketable debt securities	—	9,881	—
Investment in Note receivable	—	(660)	—
Principal payments from note receivable	191	72	78
Net cash provided (used) by investing activities	37,779	(27,732)	(16,541)
FINANCING ACTIVITIES
Borrowings under IDA financing, less restricted cash	—	—	5,858
Proceeds from stock option exercises	71	489	153
Net proceeds from subsidiary stock issuance	867	—	—
Proceeds from rights offering	—	—	12,820
Costs of rights offering	—	—	(158)
Financing costs	(1,360)	(233)	(75)
Net borrowings (payments) on related party debt	(107)	—	—
Payments under lines-of-credit	(23,200)	(5,500)	—
Borrowings under lines-of-credit	1,200	32,500	—
Net cash (used) provided by financing activities	(22,529)	27,256	18,598
Increase (decrease) in cash and cash equivalents	8,255	(4,318)	303
Cash and cash equivalents – beginning of year	1,552	5,870	5,567
Cash and cash equivalents – end of year	$9,807	$1,552	$5,870

Non-cash Investing and Financing Activities:

Acquired stock of Plug Power Inc. in exchange for net assets contributed	$—	$—	$367

Additional holdings and paid-in-capital resulting from other investors' investments in Plug Power Inc.	14,464	42,310	14,487

Acquired stock of SatCon Technology Corporation in exchange for net assets of Ling Electronics, Inc. and subsidiaries	—	6,738	—

Additional holdings and paid-in-capital resulting from warrant issuance to SatCon Technology Corporation	—	3,678	—

Additional holdings and paid-in-capital resulting from other investors' investments in SatCon Technology Corporation	4,175	1,418	—

Additional paid-in-capital resulting from stock option exercises treated differently for financial reporting and tax purposes	184	1,806	—

Holdings in Beacon Power Corporation – warrant exercise to convert derivative asset to common stock	8,500	—	—

Contingent obligation to common stock warrant holders	1,210	—	—

Additional investment and paid-in-capital resulting from other investors’ investments in MTI MicroFuel Cells Inc.	1,163	—	—

Prepaid material in exchange for investment in subsidiary	750	—	—

The accompanying notes are an integral part of the consolidated financial statements.

MECHANICAL TECHNOLOGY INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)      Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries.  The equity method of accounting is used for holdings in entities over which the Company has significant influence, generally this represents common stock ownership or partnership equity of at least 20% and not more than 50%, or where the Company has the ability to exercise significant influence over operating and financial policies of the holdings.  All significant intercompany transactions are eliminated in consolidation.

Under the equity method of accounting, the Company recognizes its proportionate share of income or loss of holdings.  Holdings’ losses are generally recognized only to the extent of holdings.  Changes in equity of holdings, other than income or loss, which change the Company's proportionate interest in the underlying equity of holdings, are generally accounted for as changes in holdings and additional paid-in-capital.  Non-monetary contributions to equity holdings are recorded at book value, and if the Company's calculated share of net assets of holdings exceeds the book value of non-monetary contributions, the difference is accounted for as a basis difference.  Original differences between the Company's carrying amount of an equity holding and its calculated share of net assets of a holding are treated as an embedded difference if the Company's carrying amount is higher, or as a basis difference if lower.  Embedded differences are amortized into net income (loss) from holdings generally over a five-year period while basis differences are generally not amortized due to the research and development nature of holdings.  Upon an equity holdings' initial public offering, basis differences are eliminated in connection with the change in equity.  Impairment is measured in accordance with the Company's Asset Impairment Policy.

During 2001, the Company formed MTI MicroFuel Cells Inc. (MTI Micro), a Delaware corporation.  During 2001, the Company acquired substantially all of the outstanding stock of MTI Micro in exchange for the contribution of the assets of its micro fuel cell operations. As of September 30, 2001, the Company owns 93% of MTI Micro.

On October 21, 1999, Ling Electronics, Inc. and Ling Electronics, Ltd. (“Ling”) was sold and is therefore not included in the consolidation after that date. Further, the Company acquired an equity interest in SatCon Technology Corporation as of October 21, 1999.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial Instruments

The fair value of the Company’s financial instruments, including cash and cash equivalents, marketable securities, derivatives and line-of-credit, approximate their carrying values. Fair values were estimated based on quoted market prices, where available, Black-Scholes valuations or based on current rates offered for debt with similar terms and maturities.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market.

Property, Plant, and Equipment

Property, plant and equipment are stated at cost and depreciated using primarily the straight-line method over their estimated useful lives:

Leasehold improvements	5 to 10 years
Machinery and equipment	2 to 10 years
Office furniture, equipment and fixtures	2 to 10 years

Significant additions or improvements extending assets’ useful lives are capitalized; normal maintenance and repair costs are expensed as incurred.  The costs of fully depreciated assets remaining in use are included in the respective asset and accumulated depreciation accounts.  When items are sold or retired, related gains or losses are included in net income.

Income Taxes

The Company accounts for taxes in accordance with Financial Accounting Standard No. 109, “Accounting for Income Taxes,” which requires the use of the asset and liability method of accounting for income taxes.  Under the asset and liability method, deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable for future years to differences between financial statement and tax bases of existing assets and liabilities.  Under FAS No. 109, the effect of tax rate changes on deferred taxes is recognized in the income tax provision in the period that includes the enactment date.  The provision for taxes is reduced by investment and other tax credits in the years such credits become available.

Revenue Recognition

The Company recognizes revenue from product sales in accordance with Staff Accounting Bulletin (SAB) No. 101, “Revenue Recognition.”  Product revenue is recognized when there is persuasive evidence of an arrangement, delivery of the product to the customer or distributor has occurred, at which time title generally is passed to the customer or distributor, and the Company has determined that collection of a fixed fee is probable, all of which occur upon shipment of the product.  If the product requires installation to be performed by the Company, all revenue related to the product is deferred and recognized upon the completion of the installation.  The Company provides for a warranty reserve at the time the product revenue is recognized.

Sales of products under long-term contracts are recognized under the percentage-of-completion method. Percentage-of-completion is based on the ratio of incurred costs to current estimated total costs at completion.  Total contract losses are charged to operations during the period such losses are estimable.

Foreign Currency Translation

Assets and liabilities of the foreign subsidiary are translated at year-end rates of exchange, and revenues and expenses are translated at the average rates of exchange for the year. Gains or losses resulting from the translation of the foreign subsidiary's balance sheet are accumulated in a separate component of shareholders' equity.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid short-term investments with original maturities of less than three months.

Investments in Marketable Securities

Management determines the appropriate classification of its investments in marketable securities at the time of purchase and reevaluates such determinations at each balance sheet date.  Marketable securities for which the Company does not have the intent or ability to hold to maturity are classified as available for sale along with any investments in mutual funds.  Securities available for sale are carried at fair value, with the unrealized gains and losses, net of income taxes, reported as a separate component of shareholders’ equity.  The Company has had no investments that qualify as trading or held to maturity.

The amortized cost of marketable debt securities is adjusted for accretion of discounts to maturity.  Such accretion as well as interest are included in interest income.  Realized gains and losses are included in “Other (expense) income, net” in the Consolidated Statements of Operations. The cost of securities sold is based on the specific identification method.

Net Income (Loss) per Basic and Diluted Common Share

The Company reports net income (loss) per basic and diluted common share in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, "Earnings Per Share," which establishes standards for computing and presenting income (loss) per share.  Basic income (loss) per share is computed by dividing net income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding for the period.  Diluted income (loss) per share reflects the potential dilution, if any, which would occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the income (loss) of the Company.

Stock Based Compensation

Pursuant to SFAS No. 123 "Accounting for Stock-Based Compensation," the Company has elected to follow the accounting provisions of APB No. 25, "Accounting for Stock Issued to Employees," for stock-based compensation issued to employees and to adopt the disclosure provisions of SFAS No. 123.  The Company will follow the accounting provisions of SFAS No. 123 for stock-based compensation issued to consultants and record a charge to earnings for fair value of options granted.

Advertising

The costs of advertising are expensed as incurred.  Advertising expense was approximately $67, $44 and $102 thousand in 2001, 2000 and 1999, respectively.

Asset Impairment

The Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."  This Statement requires companies to review for impairments to long-lived assets and certain identifiable intangibles (goodwill will be reviewed under SFAS No. 142 going forward) when events or changing circumstances indicate that the carrying amount of an asset may not be fully recovered. Impairment losses are recognized when expected future cash flows (undiscounted and without interest charges) are less than the asset's carrying value.

Concentration of Credit Risk

Financial instruments that subject the Company to concentrations of credit risk consist principally of cash equivalents, investments in marketable securities, trade accounts receivable and unbilled contract costs.

The Company's trade accounts receivable and unbilled contract costs and fees are primarily from sales to commercial customers and U.S. government agencies.  The Company does not require collateral and has not historically experienced significant credit losses related to receivables or unbilled contract costs and fees from individual customers or groups of customers in any particular industry or geographic area.

The Company deposits its cash and invests in short-term investments and marketable securities primarily through commercial banks and investment companies.  Credit exposure to any one entity is limited by Company policy.

Research and Development Costs

The Company expenses research and development costs as incurred.

Comprehensive Loss

Comprehensive loss includes net income (loss), as well as changes in stockholders' equity, other than those resulting from investments by shareholders (i.e., issuance or repurchase of common shares and dividends).

Effect of Recent Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board issued Statement No. 141, “Accounting for Business Combinations,” and Statement No. 142, “Goodwill and Other Intangible Assets.”  These Statements modify accounting for business combinations after June 30, 2001 and will affect the Company’s treatment of goodwill and other intangible assets at the start of fiscal year 2003.  The Statements require that goodwill existing at the date of adoption be reviewed for possible impairment and that impairment tests be periodically repeated, with impaired assets written-down to fair value.  Additionally, existing goodwill and intangible assets must be assessed and classified consistent with the Statements’ criteria.  Intangible assets with estimated useful lives will continue to be amortized over those periods. Amortization of goodwill and intangible assets with indeterminate lives will cease.  The Company is currently reviewing this Statement to determine its effect on the Company’s financial statements.

In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.”  SFAS No. 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made.  The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset.  SFAS No. 143 is effective for fiscal years beginning after June 15, 2002.  The Company does not believe the adoption of this Statement will have a material impact on its financial statements.

In August 2001, the FASB issued Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of”, and the accounting and reporting provisions of APB No. 30.  This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and will be adopted by the Company on October 1, 2003.  This Statement specifies how impairment will be measured and how impaired assets will be classified in the financial statements.  The Company does not believe the adoption of this Statement will have a material impact on its financial statements.

Reclassification

Certain 2000 and 1999 amounts have been reclassified to conform to the 2001 presentation.

(2)      Changes in Accounting

Effective October 1, 2000, the Company adopted SFAS No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 established a new model for accounting for derivatives and hedging activities.  It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure these instruments at fair value regardless of purpose or intent for holding them. Changes in the fair value of derivative financial instruments are either recognized periodically in income or shareholders' equity (as a component of comprehensive income), depending on whether the derivative is being used to hedge changes in fair value or cash flows. Upon adoption of SFAS No. 133, the Company recorded an unrealized gain of $9.986 million.  The deferred tax expense on this unrealized gain was $3.876 million, resulting in a net unrealized gain of $6.110 million, reported in the Company’s results of operations as a cumulative effect of a change in accounting.  For the year ended September 30, 2001, the Company recognized a loss on derivatives of $1.266 million.  The derivative asset value as of September 30, 2001 is $.220 million.

Effective June 30, 2001, the Company adopted the Emerging Issues Task Force Issue EITF 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock," which requires freestanding contracts that are settled in a company's own stock, including common stock warrants, to be designated as an equity instrument, asset or a liability. Under the provisions of EITF 00-19, a contract designated as an asset or a liability must be carried at fair value, with any changes in fair value recorded in the results of operations. A contract designated as an equity instrument must be included within equity, and no fair value adjustments are required. In accordance with EITF 00-19, the Company has determined that outstanding warrants as of June 30, 2001 to purchase 300,000 shares of the Company's Common Stock issued to SatCon Technology Corporation should be designated as a liability.  Effective June 30, 2001, all warrants designated as a liability must be recorded as a liability and therefore, the Company reclassified the warrants designated as a liability from equity to liabilities, which had a fair value on the issuance date of $3.678 million, using the Black–Scholes option–pricing model.  Additionally, on June 30, 2001, the Company recorded the warrants at the current fair value of $1.210 million, using the Black–Scholes option–pricing model, and recorded a $1.468 million gain, net of tax, in its results of operations as a cumulative effect of a change in accounting principle.  Outstanding warrants designated as liabilities will continue to be recorded at fair value with any changes in the fair value included in the results of operations. For the year ended September 30, 2001, the Company recognized a gain on derivatives, Company stock of $.922 million.  The contingent obligation to common stock warrant holders as of September 30, 2001 is $.288 million.

Derivative financial instruments do not have quoted market prices; therefore fair value is based on estimates using valuation techniques.  The Company held the following derivative financial instruments:

	Sept. 30, 2001	Oct.1, 2000
Warrants to purchase the Company’s common stock issued to SatCon at a purchase price of $12.56 per share	300,000	300,000
Warrants to purchase SatConTechnology common stock at a purchase price of $8.80 per share	100,000	100,000
Warrants to purchase Beacon PowerCorporation common stock at a purchase price of $2.25 per share	—	1,333,333

(3)      Issuance of Stock by Subsidiary

On March 26, 2001, MTI Micro sold approximately .2 million shares of its junior convertible preferred class A stock to founding employees of MTI Micro at a price of $.50 per share which raised proceeds of $117 thousand.  In July 2001, MTI Micro sold approximately 1.3 million shares of its senior convertible preferred class B stock to E.I. DuPont de Nours and Company, in connection with the establishment of a strategic partnership, at a price of $1.18 per share which raised proceeds of $1.5 million.  As a result of these transactions, the Company’s ownership interest in MTI Micro was reduced from 100 percent to 93 percent.  The increase in the Company’s paid-in-capital of $1.163 million represents the increase in the Company’s equity investment in MTI Micro, which resulted from the issuance of stock at a price in excess of book value.

(4)      Inventories

Inventories consist of the following at September 30:

	2001	2000
	(Dollars in thousands)
Finished goods	$272	$150
Work in process	693	249
Raw materials, components and assemblies	709	794
	$1,674	$1,193

(5)      Property, Plant and Equipment

Property, plant and equipment consists of the following at September 30:

	2001	2000
	(Dollars in thousands)
Leasehold improvements	$518	$72
Machinery and equipment	2,149	1,417
Office furniture and fixtures	190	72
	2,857	1,561
Less accumulated depreciation	1,276	1,032
	$1,581	$529

Depreciation expense was $262, $169 and $489 thousand for 2001, 2000 and 1999, respectively.  Repairs and maintenance expense was $52, $52, and $166 thousand for 2001, 2000 and 1999, respectively.

(6)      Notes Receivable

Notes receivable consists of the following at September 30:

	2001	2000
	(Dollars in thousands)
Notes receivable with interest at prime (6% at September 30, 2001 and 9.5% at September 30, 2000), interest and principal due May 18, 2005	$660	$660

Notes receivable with an interest rate of 10%, interest and principal due September 30, 1998 (A)	250	250

Notes receivable with an interest rate of 10%, due in monthly installments through September 30, 2002	—	191
	910	1,101
Less: Current portion	(250)	(94)
Less: Allowance for bad debt	(660)	(910)
	$—	$97

(A)       The principal amount of this note could be reduced in accordance with the terms of the note in the event of a sale of the fixed assets. The purchaser, Noonan Machinery (“Noonan”), requested that the principal amount of the note be reduced to reflect the resale value of certain assets of the L.A.B. Division, which was sold on September 30, 1997.  The Company enforced its rights with respect to the note and was granted a summary judgment for collection of this note during 2001.  Noonan appealed this summary judgment and the Company and Noonan agreed to a settlement which includes the principal balance of this note receivable and accrued interest.

(7)      Holdings, at Equity

The principal components of holdings, at equity consist of the following at September 30:

	Recorded Book Value ($ in millions)	Quoted Market Price per Nasdaq	Calculated Market Value per Nasdaq ($ in millions)	Ownership	Shares
Holding
2001
Plug Power Inc.	$36.027	$9.62	$115.4	23.9%	11,994,315
SatCon Technology Corporation	11.170	$4.86	6.3	8.05%	1,300,000
Total	$47.197		$121.7

2000
Plug Power Inc.	$48.372	$37.25	$510.5	31.4%	13,704,315
SatCon Technology Corporation	15.984	$35.75	64.4	13.2%	1,800,000
	$64.356		$574.9

Holding	Description of Business
Plug Power Inc.	Plug Power designs and develops on-site electric power generation systems utilizing Proton Exchange Membrane fuel cells for stationary applications.

SatCon Technology Corporation

SatCon Technology Corporation manufactures and sells power and energy management products for digital power markets. SatCon has three business units: SatCon Power Systems manufactures and sells power systems for distributed power generation, power quality and factory automation. SatCon Semiconductor Products manufactures and sells power chip components; power switches; RF devices; amplifiers; telecommunications electronics; and hybrid microcircuits for industrial, medical, and aerospace applications.  SatCon Applied Technology develops advanced technology in digital power electronics, high-efficiency machines and control systems with the strategy of transitioning those technologies into products.

Plug Power Inc.

The following is a roll forward of the Company's holdings in Plug Power at September 30:

	2001	2000
	(Dollars in thousands)
Holdings balance, October 1	$48,372	$8,710
Share of Plug Power losses, gross	(22,101)	(23,148)
Sale of shares	(4,708)	—
Equity adjustment for share of third- party investments in Plug Power which increased equity	14,464	4,364
Capital contribution – cash	—	20,500
Company's contribution of campus, at book value	—	—
Company’s contribution of research credits in 1999, at book value	—	—
Equity adjustment for share of pre-IPO, IPO and over-allotment third-party investments in Plug Power	—	37,946
Holdings balance, September 30	$36,027	$48,372

The difference between the carrying value of the Company’s holdings in Plug Power and its interest in the underlying equity consists of the following at September 30:

	2001	2000
	(Dollars in thousands)
Calculated ownership (23.9% in 2001 and 31.4% in 2000)	$36,027	$48,372
Unrecognized basis difference	—	—
Carrying value of holdings in Plug Power	$36,027	$48,372

Summarized below is financial information for Plug Power whose fiscal year ends December 31.

	9 Months Ended
	Unaudited		Year Ended
	Sept. 30, 2001	Sept. 30, 2000	Dec. 31, 2000	Dec. 31, 1999
		(Dollars in thousands)
Current assets	111,212	$112,897	$93,342	$177,413
Noncurrent assets	53,607	57,100	57,487	38,713
Current liabilities	7,737	9,618	9,991	8,202
Noncurrent liabilities	6,534	6,303	6,708	6,517
Stockholders' equity	150,548	154,076	134,130	201,407

Gross revenue	3,237	6,898	8,378	11,000
Gross profit	(3,342)	(3,534)	(4,677)	(4,497)
Net loss	(56,042)	(63,929)	(86,242)	(33,469)

During 2001, the Company sold 1,710,000 shares of Plug Power which resulted in a gain on sale of $31.009 million and proceeds of $35.717 million.

SatCon Technology Corporation

As part of its program to restructure the Company, and concentrate its limited financial resources on the development of its PEM fuel cell business, on October 21, 1999, the Company created a strategic alliance with SatCon Technology Corporation (“SatCon”), an innovator of new energy technologies.  In exchange for Ling Electronics, Inc. and Ling Electronics, Ltd. (“Ling”) and the Company’s cash support of approximately $7 million to SatCon the Company received 1,800,000 shares of SatCon’s common stock and warrants to purchase an additional 36,000 and 64,000 shares of SatCon common stock on October 21, 1999 and January 31, 2000, respectively. The warrants were immediately exercisable at $8.80 per share and expire on October 21, 2003 and January 31, 2004, respectively.

As a part of the SatCon transaction, the Company issued to SatCon warrants to purchase 108,000 and 192,000 shares of the Company's stock on October 21, 1999 and January 31, 2000, respectively.  The warrants were immediately exercisable at $12.56 per share and expire on October 21, 2003 and January 31, 2004, respectively.  The estimated fair value of these warrants at the dates issued were $4.94 and $16.38 per share, respectively, using a Black-Scholes option pricing model and assumptions similar to those used for valuing the Company's stock options.

The sale of Ling to SatCon resulted in a $1.26 million gain, which was recorded in the first quarter of fiscal year 2000.

The following is a roll forward of the Company's holdings in SatCon at September 30:

	2001	2000
	(Dollars in thousands)
Holdings balance, October 1	$15,984	$—
Exchange of Ling for 770,000 shares of SatCon valued at $8.75/share	—	6,738
Cash support for purchase of shares of SatCon (1,030,000) and warrants to purchase shares of SatCon (100,000)	—	7,070
Warrants to purchase 300,000 shares of the Company’s common stock issued to SatCon - valued using Black-Scholes method	—	3,678
Share of SatCon losses on one-quarter lag, gross	(1,938)	(853)
Sale of shares	(4,296)	—
Amortization of embedded difference between the Company’s basis and calculated ownership of underlying equity, one quarter lag	(2,755)	(2,067)
Equity adjustment for share of third-party investments in SatCon, one quarter lag	4,175	1,418
Holdings balance, September 30	$11,170	$15,984

The difference between the carrying value of the Company's holdings in SatCon and its interest in the underlying equity consists of the following at September 30:

	2001	2000
	(Dollars in thousands)
Calculated ownership, one quarter lag, except for common stock sales which are recognized as of the sale date (8.05% in 2001 and 13.2% in 2000)	$4,704	$4,275
Embedded difference	6,466	11,709
Carrying value of holdings in SatCon	$11,l70	$15,984

Summarized below is financial information for SatCon.  SatCon's fiscal year ends September 30.  The Company’s holdings in SatCon are accounted for on a one-quarter lag, except for sales of common stock which are effected as of the sale date.

	9 Months Ended Unaudited June 30, 2001	9 Months Ended Unaudited June 30, 2000	Year Ended Sept. 30, 2000
	(Dollars in thousands)
Current assets	$44,802	$24,935	$25,751
Noncurrent assets	24,621	18,560	18,736
Current liabilities	9,302	5,271	7,361
Noncurrent liabilities	1,723	5,773	6,008
Stockholders' equity	58,398	32,451	31,118

Gross revenue	31,670	20,795	31,055
Gross profit	2,477	749	1,685
Net loss before cumulative effect of change in accounting principle	(9,202)	(6,878)	(9,941)
Net loss	(13,067)	(7,706)	(9,941)

During 2001, the Company sold 500,000 shares of SatCon which resulted in a loss on sale of $2.171 million and proceeds of $2.125 million.

(8)      Securities Available for Sale

Securities available for sale are classified as current assets and accumulated net unrealized gains (losses) are charged to Other Comprehensive Income.

As of September 30, 2001, securities available for sale consist of Beacon Power common stock and includes the following:

(Dollars in thousands)
Capital contribution – cash	$6,050
Cash-less warrant exercise	8,500
Stock received as pro rata distribution from SatCon	827
Securities book basis	$15,377
Fair value adjustment	(8,673)
Securities at market value	$6,704

For the year ended September 30, 2001, unrealized losses were $8.673 million.  The deferred tax benefit on this loss at September 30, 2001 was $3.469 million, resulting in a net unrealized loss of $5.204 million, which is included in Other Comprehensive Income.

Prior to obtaining its interest in Beacon Power Corporation ("Beacon Power"), a SatCon affiliate, the Company made a one time $1.2 million bridge loan to Beacon Power in April 2000.  This bridge loan was converted to equity as part of the Company’s $6 million cash support to Beacon Power.  As part of the bridge financing, the Company received warrants to purchase 12,000 shares of Beacon Power's common stock at $4.20 per share.  In order to avoid violating the asset test under the Investment Company Act, the Company exercised the warrants on August 24, 2000 for approximately $50 thousand and received 12,000 shares of Beacon Power common stock.

In connection with the above May 23, 2000 transaction, the Company received warrants to purchase shares of common stock, the exercise date, number of shares and exercise price of which would be determined upon either the sale of Beacon Power or the consummation of an underwritten public offering of Beacon Power common stock. When Beacon Power completed its IPO, the warrant terms were set for the purchase of 1,333,333 shares of common stock at an exercise price of $2.25 per share exercisable as of November 17, 2000. The warrants had an expiration date of May 23, 2005.

On November 17, 2000, the date of the Beacon Power IPO, Beacon Power converted its preferred stock to common stock and completed a 2-for-1 stock split immediately prior to the IPO.  Immediately after Beacon Power’s IPO, the Company owned 2,881,142 shares, approximately 7.5%, of Beacon Power common stock.

The Company exercised the 1,333,333 warrants on a cash-less basis, on December 20, 2000, and received 985,507 shares of Beacon Power common stock.

On September 28, 2001, the Company received 544,148 shares of Beacon Power common stock as a pro rata distribution by SatCon.  The Company recognized a gain of $827 thousand on this dividend distribution.

As of September 30, 2001 and 2000, the Company owned 4,410,797 shares, approximately 10.3%, and 1,428,571 shares, approximately 9.7%, respectively, of Beacon Power common stock.

Beacon Power Corporation designs, manufactures, and markets advanced flywheel technology products that provide reliable electric power required by the information economy.

(9)      Income Taxes

Deferred tax assets and liabilities are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates.

Income tax expense (benefit) consists of the following for the years ended September 30:

	2001	2000	1999
	(Dollars in thousands)
Continuing operations before equity holdings losses and changes in accounting principle
Federal	$459	$(457)	$1
State	22	14	36
Deferred	7,043	(1,484)	—
	7,524	(1,927)	37
Equity holdings losses
Federal	—	—	—
State	—	—	—
Deferred	(9,722)	(10,219)	—
	(9,722)	(10,219)	—
Total continuing operations	(2,198)	(12,146)	37

Change in accounting principle for derivative financial instruments
Federal	—	—	—
State	—	—	—
Deferred	3,876	—	—
Change in accounting principle	$3,876	—	—

Change in accounting principle for derivative financial instruments in Company’s own stock
Federal	—	—	—
State	—	—	—
Deferred	1,000	—	—
Change in accounting principle	1,000	—	—

Discontinued operations
Federal	—	—	—
State	—	—	—
Deferred	—	157	—
Total discontinued operations	—	157	—
	$2,678	$(11,989)	$37
Items charged (credited) directly to shareholders' equity:
Increase in additional paid-in capital for equity holdings, and warrants and options issued - Deferred	7,456	18,825	5,794
Increase in unrealized loss on available for sale securities – Deferred	(3,469)	—	—
Expenses for employee stock options recognized differently for financial reporting/tax purposes - Federal	(184)	(1,806)	(380)
Decrease in additional paid-in capital for cumulative effect of change in accounting for derivative financial instruments for Company’s own stock	(1,471)	—	—
Valuation allowance	—	(3,750)	(5,414)
	$2,332	$13,269	$—

The significant components of deferred income tax expense (benefit) consists of the following for the years ended September 30:

	2001	2000	1999
	(Dollars in thousands)
Continuing operations
Deferred tax (benefit) expense	$(3,157)	$(647)	$(488)
Net operating loss carryforward	10,200	(1,981)	(859)
Valuation allowance	—	1,144	1,347
	7,043	(1,484)	—

Equity holdings losses
Deferred tax (benefit) expense	(8,705)	(8,179)	(1,345)
Net operating loss carryforward	(1,017)	(2,040)	(2,400)
Valuation allowance	—	—	3,745
	(9,722)	(10,219)	—

Change in accounting principle for derivative financial instruments
Deferred tax (benefit) expense	3,876	—	—
Net operating loss carryforward	—	—	—
Valuation allowance	—	—	—
	3,876	—	—

Change in accounting principle for derivative financial instruments in Company’s own stock
Deferred tax expense (benefit)	1,000	—	—
Net operating loss carryforward	—	—	—
Valuation allowance	—	—	—
	1,000	—	—
Discontinued operations
Deferred tax expense (benefit)	—	187	114
Net operating loss carryforward	—	(30)	(97)
Valuation allowance	—	—	(17)
	—	157	—
	$2,197	$(11,546)	$—

The Company's effective income tax rate from continuing operations, including equity in holdings’ losses, differed from the Federal statutory rate for the years ended September 30:

	2001	2000	1999
Federal statutory tax rate	(34)%	(34)%	(34)%
State taxes, net of federal tax effect	(6)	(6)	—
Change in valuation allowances	—	4	34
Research and development credit	(1)	(1)	—
Other, net	5	(2)	—
	(36)%	(39)%	—%

Pre-tax (loss) from continuing operations before minority interests, including pre-tax losses from equity holdings, was $(6,058), $(30,985) and $(10,692) for the years ended September 30, 2001, 2000 and 1999, respectively.

The deferred tax assets and liabilities consist of the following tax effects relating to temporary differences and carryforwards as of September 30:

	2001	2000
	(Dollars in thousands)
Current deferred tax assets:
Loss provisions for discontinued operations	$143	$104
Bad debt reserve	277	336
Inventory valuation	27	17
Inventory capitalization	12	14
Securities available for sale	956	—
Vacation pay	78	45
Warranty and other sale obligations	29	22
Stock options	232	241
Contingent liability warrant holders	115	—
Other reserves and accruals	183	200
	2,052	979
Valuation allowance	—	—
Net current deferred tax assets	$2,052	$979
Noncurrent deferred tax assets (liabilities):
Net operating loss	$2,360	$11,543
Property, plant and equipment	(82)	(38)
Holdings, at equity	(10,618)	(13,835)
Derivatives	(88)	—
Other	201	223
Research and development tax credit	459	399
Alternative minimum tax credit	609	150
	(7,159)	(1,558)
Valuation allowance	(1,144)	(1,144)
Other credits	(150)	(150)
Noncurrent net deferred tax liabilities and other credits	$(8,453)	$(2,852)

The valuation allowance at September 30, 2001 and 2000 was $1.144 million. During the year ended September 30, 2000, the valuation allowance was increased through the statement of operations by $1.144 million and decreased by $3.750 million through paid-in-capital, for a net decrease of $2.606 million.

At September 30, 2001, the Company has unused Federal net operating loss carryforwards of approximately $6.362 million. The Federal net operating loss carryforwards, if unused, will begin to expire during the year ended September 30, 2009. The use of $3.140 million of loss carryforwards is limited on an annual basis, pursuant to the Internal Revenue Code, due to certain changes in ownership and equity transactions. For the year ended September 30, 2001, the Company has approximately $459 thousand of research and development tax credit carryforwards, which begin to expire in 2018, and approximately $609 thousand of alternative minimum tax credit carryforwards, which have no expiration date.

The Company made cash payments, net of refunds, or received net (refunds) for income taxes of $454, $(18), and $15 thousand for 2001, 2000 and 1999, respectively.

(10)    Accrued Liabilities

Accrued liabilities consist of the following at September 30:

	2001	2000
	(Dollars in thousands)
Salaries, wages and related expenses	$789	$383
Acquisition and disposition costs	400	483
Legal and professional fees	200	169
Warranty and other sale obligations	73	54
Commissions	45	72
Interest expense	35	219
Other	403	223
	$1,945	$1,603

(11)    Debt

Outstanding debt is as follows at September 30:

	2001	2000
	(Dollars in thousands)
Line of Credit – KeyBank with interest at prime (6.0% at September 30, 2001 and 9.5% at September 30, 2000)	$5,000	$27,000
Less: Current portion	(5,000)	(27,000)
	$—	$—

As of September 30, 2001, the Company had a $10 million Credit Agreement with KeyBank, N.A. dated as of August 10, 2001 (“the $10 million Credit Agreement”).  On October 4, 2001, the Company made an additional principal reduction of $4 million bringing the loan balance to $1 million as of that date.  This liability is classified as short-term.

The $10 million Credit Agreement expires July 31, 2003.  The Company has pledged two million shares of Plug Power common stock as collateral for the $10 million Credit Agreement.    In the event the market value of

Plug Power common stock falls below $10 per share, the facility will be reduced to $7.5 million and additional collateral will be required.  In the event the market value of Plug Power common stock falls below $8 per share, the facility will be reduced to $5.0 million.  In the event the market value of Plug Power common stock falls below $7 per share, the facility will be reduced to zero.

As of September 30, 2001, the market value of Plug Power common stock was $9.62 which reduced the facility to $7.5 million of which $5 million was outstanding, leaving $2.5 million available under the facility.

The Company is required to make interest only payments through July 31, 2003 and to pay any outstanding principal balance on July 31, 2003. Interest is payable monthly at either the Prime Rate or, after November 3, 2001, if certain performance standards are achieved, based on both the trading volume and market price of Plug Power common stock, at LIBOR based rates.

The $10 million Credit Agreement requires the Company to meet certain covenants, including maintenance of a debt service reserve account (equal to three months interest payments on outstanding debt, the debt service account balance was $78 thousand at September 30, 2001), minimum Plug Power share price and pledge additional collateral and maintain an additional collateral value, if required, based on the Plug Power share price falling below $10 per share. Additional collateral consisting of 500,000 shares of SatCon common stock was pledged in August 2001, when the market value of Plug Power common stock fell below $10 per share.  The Company was in compliance with these covenants as of September 30, 2001.

As of September 30, 2000, the Company had a $50 million Amended and Restated Credit Agreement with KeyBank, N.A. dated as of March 29, 2000 ("the $50 million Credit Agreement").

The Company pledged two million shares of Plug Power common stock as collateral for the $50 million Credit Agreement.  The Company was obligated to make interest only payments through March 15, 2002, and upon exercise of a term loan option at the end of the line of credit term, to repay the principal in 8 equal quarterly installments beginning March 31, 2002.  Interest was payable monthly at either the Prime Rate or if certain performance standards were achieved, based on both the trading volume and market price of Plug Power common stock, at LIBOR based rates.

The $50 million Credit Agreement required the Company to meet certain covenants, including maintenance of a debt service reserve account (equal to 6 months of interest payments on outstanding debt, amounting to $1.142 million at September 30, 2000) and a collateral coverage ratio, and a minimum Plug Power share price.

Cash payments for interest were $2,144, $1,731 and $164 thousand for 2001, 2000 and 1999, respectively.

(12)    Shareholders' Equity

Stock Splits

On March 8, 2000, the Company declared a 3-for-1 stock split in the form of a dividend.  Holders of the Company's $1.00 par value common stock received two additional shares of $1.00 par value common stock for every one share of common stock owned as of April 3, 2000.

On April 23, 1999, the Company declared a 3-for-2 stock split in the form of a stock dividend.  Holders of the Company’s $1.00 par value common stock received one additional share of $1.00 par value common stock for every two shares of common stock owned as of April 30, 1999.

Earnings per share information has been retroactively adjusted to reflect both the April 3, 2000 3-for-1 and the April 30, 1999 3-for-2 stock splits.

Stock Sales

On July 12, 1999, the Company completed the sale of 801,223 shares of common stock to current shareholders through a rights offering.  The offering raised approximately $12.820 million before offering costs of approximately $158 thousand for net proceeds of approximately $12.671 million.  The Company used some of the proceeds of the offering for investment into Plug Power.  In addition, some proceeds were used for acquisitions for the Company's core businesses, efforts to increase market share, working capital, general corporate purposes and other capital expenditures.

Warrants

The Company issued warrants as part of its strategic alliance with SatCon.  The warrants, as adjusted for the April 3, 2000 stock split, provide for the purchase of 108,000 and 192,000 shares of the Company's common stock and were issued on October 21, 1999 and January 31, 2000, respectively.  The warrants are immediately exercisable at $12.56 per share and expire on October 21, 2003 and January 31, 2004, respectively.

Changes in Common Shares

Changes in common shares as of September 30 are as follows:

	2001	2000	1999
Common Shares
Balance, October 1	35,437,285	34,949,877	32,321,904
Issuance of shares for stock option exercises	67,725	487,408	224,304
Issuance of shares for stock sale	—	—	2,403,669
Balance, September 30	35,505,010	35,437,285	34,949,877

Treasury Shares
Balance, October 1	20,250	20,250	13,500
Acquisition of shares	—	—	6,750
Balance, September 30	20,250	20,250	20,250

(13)    Earnings per Share

The following is the reconciliation, effected for stock splits in 2000 and 1999, of the numerators and denominators of the basic and diluted per share computations of net loss at September 30:

	2001	2000	1999
	(Dollars in thousands)
Loss from continuing operations	$(3,737)	$(18,839)	$(10,729)
Basic and Diluted EPS:
Common shares outstanding, beginning of period	35,417,035	34,949,877	32,321,904
Weighted average common shares issued during the period	38,747	286,401	599,997
Weighted average common shares issued during the period, as calculated for the bonus element effects for rights offering (a)	—	—	1,069,689
Weighted average shares outstanding	35,455,782	35,236,278	33,991,590
Net loss per weighted average share	$(.10)	$(.54)	$(.31)

(a)      The rights offering on July 12, 1999 offered to all existing shareholders the right to purchase stock at exercise prices that were less than the fair value of the stock at the time of issuance. As a result, basic and diluted Earnings per Share have been adjusted retroactively for the bonus element for all periods presented.

During fiscal 2001, options to purchase 3,182,900 shares of common stock at prices ranging from $0.54 to $21.92 per share were outstanding but were not included in the computation of Earnings per Share-assuming dilution because the Company incurred a loss from continuing operations before accounting changes during this period and inclusion would be antidilutive.  The options expire between December 20, 2006, and April 2, 2011.  The Company also has 300,000 warrants outstanding at an exercise price of $12.56 per share.  These warrants were outstanding at September 30, 2001 but were not included in the computation of Earnings per Share-assuming dilution because the Company incurred a loss from continuing operations before accounting changes during this period and inclusion would be antidilutive. The warrants expire October 21, 2003 (108,000) and January 31, 2004 (192,000).

During fiscal 2000, options to purchase 2,703,374 shares of common stock at prices ranging from $0.54 to $21.90 per share were outstanding but were not included in the computation of Earnings per Share-assuming dilution because the Company incurred a loss during this period and inclusion would be antidilutive.  The options expire between December 20, 2006, and August 3, 2010.  The Company also has 300,000 warrants outstanding at an exercise price of $12.56 per share.  These warrants were outstanding at September 30, 2000 but were not included in the computation of Earnings per Share-assuming dilution because the Company incurred a loss during this period and inclusion would be antidilutive. The warrants expire October 21, 2003 (108,000) and January 31, 2004 (192,000).

During fiscal 1999, options to purchase 2,224,839 shares of common stock at prices ranging between $0.54 and $7.50 per share were outstanding but were not included in the computation of Earnings per Share-assuming dilution because the Company incurred a loss during this period and inclusion would be antidilutive.  The options expire between December 20, 2006 and June 16, 2009.

(14)    Stock Based Compensation

During March 1999, the shareholders approved the 1999 Employee Stock Incentive Plan (“1999 Plan”).  The 1999 Plan provides that an initial aggregate number of 1 million shares of common stock may be awarded or issued.  The number of shares available under the 1999 Plan has been adjusted for stock splits, and during 2001, 2000 and 1999 the number of shares available under the 1999 Plan were 4,500,000, 4,500,000 and 1,500,000 shares, respectively.  Under the 1999 Plan, the Board of Directors is authorized to award stock options to officers, employees and others.

During December 1996, the shareholders approved a stock incentive plan (“1996 Plan”). The 1996 Plan provides that an initial aggregate number of 500,000 shares of common stock may be awarded or issued.  The number of shares available under the 1996 Plan may be increased by 10% of any increase in the number of outstanding shares of common stock for reasons other than shares issued under this 1996 Plan.  The number of shares available under the 1996 Plan have been adjusted for stock splits and rights offerings, and during 2001, 2000 and 1999, the number of shares available under the 1996 Plan were 3,478,746, 3,478,746 and 1,159,582 shares, respectively.  Under the 1996 Plan, the Board of Directors is authorized to award stock options, stock appreciation rights, restricted stock, and other stock-based incentives to officers, employees and others.

Options are generally exercisable in from one to four cumulative annual amounts beginning 12 months after the date of grant.  Certain options granted may be exercisable immediately or begin vesting immediately.  Option exercise prices are not less than 85 percent of the market value of the shares on the date of grant.  Unexercised options generally terminate ten years after grant.

The Company has elected to follow Accounting Principles Board (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for employee stock-based compensation and to provide the disclosures required under SFAS No. 123, “Accounting for Stock Based Compensation.” APB No. 25 requires no recognition of compensation expense for most of the stock-based compensation arrangements provided by the Company, namely, broad- based employee stock purchase plans and option grants where the exercise price is equal to or not less than 85 percent of the market value at the date of grant. However, APB No. 25 requires recognition of compensation expense for variable award plans over the vesting periods of such plans, based upon the then-current market values of the underlying stock.  In contrast, SFAS No. 123 requires recognition of compensation expense for grants of stock, stock options, and other equity instruments, over the vesting periods of such grants, based on the estimated grant-date fair values of those grants.

During fiscal year 2000 and 1999, the Company awarded 60,000 and 45,000 options, respectively, to consultants.  Certain of these options vest over a four year period.  Presented below is a summary of compensation expense recorded in “Selling, general and administrative expenses” in the Consolidated Statements of Operations for the years ended September 30:

	2001	2000	1999
	(Dollars in thousands)
SFAS 123 – Consultants	$51	$505	$55
APB No. 25 – Variable stock options	(65)	42	—
Total compensation (income) expense	$(14)	$547	$55

Presented below is a summary of the stock option plans’ activity for the years ended September 30:

	2001	2000	1999
Shares under option at October 1	2,703,375	2,224,839	1,822,116
Granted	583,000	1,081,000	697,650
Exercised	(67,725)	(474,808)	(236,847)
Canceled	(35,750)	(127,656)	(58,080)
Shares under option at September 30	3,182,900	2,703,375	2,224,839
Options exercisable at September 30	2,030,654	1,500,636	1,258,314
Shares available for granting of options	3,667,332	4,214,582	667,926

The weighted average exercise price is as follows:

	2001	2000	1999
Shares under option at October 1	$7.85	$1.63	$.96
Granted:
Exercise price less than fair market value at grant date	—	11.55	—
Exercise price equal to fair market value at grant date	3.15	19.87	2.87
Exercised	1.03	1.01	.75
Canceled	4.57	2.34	1.12
Shares under option at September 30	7.17	7.85	1.63
Option exercisable at September 30	6.66	6.42	1.86

The following table summarizes information for options outstanding and exercisable at September 30, 2001:

Outstanding Options						Options Exercisable
Exercise Price Range			Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
$0.54	-	$0.76	394,850	5.8	$0.69	394,850	$0.69
$1.06	-	$1.33	550,650	6.7	$1.32	443,775	$1.32
$1.76	-	$1.78	297,900	7.2	$1.77	193,950	$1.77
$2.88	-	$4.17	788,500	8.5	$3.40	340,000	$4.07
$4.31	-	$6.27	115,000	9.3	$4.62	83,750	$4.40
$9.25	-	$12.96	404,000	8.7	$11.38	161,329	$11.17
$14.05	-	$20.92	287,000	8.5	$20.80	251,750	$20.88
$21.63	-	$21.92	345,000	8.5	$21.80	161,250	$21.81
			3,182,900			2,030,654

Pro Forma Fair Value Disclosures

Had compensation expense for the Company's stock options been recognized based on the fair value on the grant date under the methodology prescribed by SFAS No. 123, the Company's net loss and net loss per share for the three years ended September 30, would have been impacted as shown in the following table (in thousands, except per share).

	2001	2000	1999
Reported net income (loss)	$3,841	$(18,596)	$(10,688)
Pro forma net income (loss)	2,142	(22,321)	(11,988)

Reported basic and diluted earnings (loss) per share	.11	(.53)	(.31)
Pro forma basic and diluted earnings (loss) per share	.06	(.63)	(.35)

The fair value of options granted, which is amortized to expense over the option vesting period in determining the pro forma impact, is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2001	2000	1999
Expected life of option	5 yrs	5 yrs	5 yrs
Risk-free interest rate	4.66-5.71%	6.00-6.55%	4.37-5.81%
Expected volatility of the Company's stock	96.5%	91%	78%
Expected dividend yield on the Company's stock	0%	0%	0%

The weighted average fair value of options granted during the years ended September 30, is as follows:

	2001	2000	1999
Fair value of each option granted	$2.38	$12.55	$1.93
Number of options granted	583,000	1,081,000	697,650
Fair value of all options granted	$1,387,540	$13,566,550	$1,346,465

In accordance with SFAS No. 123, the weighted average fair value of stock options granted is required to be based on a theoretical statistical model using the preceding Black-Scholes assumptions.  In actuality, because the Company's stock options are not traded on any exchange, employees can receive no value nor derive any benefit from holding stock options under these plans without an increase in the market price of the Company's stock.  Such an increase in stock price would benefit all shareholders commensurately.

(15)    Equity in Holdings’ Losses, Net of Tax

The Company's proportionate share of losses, from holdings, net of tax, accounted for under the equity method is as follows for the years ended September 30:

	2001	2000	1999
Plug Power	$(14,089)	$(14,122)	$(9,363)
SatCon	(2,983)	(1,727)	—
	$(17,072)	$(15,849)	$(9,363)

(16)    Retirement Plan

The Company maintains a voluntary savings and retirement plan (Internal Revenue Code Section 401(k) Plan) covering substantially all employees. The Company plan allows eligible employees to contribute a percentage of their compensation; the Company makes additional voluntary contributions in amounts as determined by management and the Board of Directors.  The investment of employee contributions to the plan is self-directed.

Effective April 1, 2001, employees of MTI Micro were included in the Plan and effective October 21, 1999, Ling employees no longer participate in the plan due to Ling's sale to SatCon. The cost of the plan was $116, $81, and $168 for 2001, 2000 and 1999, respectively.

(17)    Commitments and Contingencies

On September 9, 1998, Barbara Lawrence, the Lawrence Group, Inc. ("Lawrence"), and certain other Lawrence-related entities ("Plaintiffs") filed suit in the United States Bankruptcy Court for the Northern District of New York against First Albany Corporation, Mechanical Technology, Dale Church, Edward Dohring, Alan Goldberg, George McNamee, Beno Sternlicht, Marty Mastroianni (former President and Chief Operating Officer of MTI), and 33 other individuals ("Defendants") who purchased a total of 820,909 shares of the Company’s stock from the Plaintiffs.  The case concerns the Defendants' 1997 purchase of Mechanical Technology shares from the Plaintiffs at the price of $2.25 per share. FAC acted as Placement Agent for the Defendants in the negotiation and sale of the shares and in proceedings before the Bankruptcy Court for the Northern District of New York, which approved the sale in September 1997.  Plaintiffs claim that the Defendants failed to disclose material inside information concerning Plug Power, LLC to the Plaintiffs and therefore the $2.25 per share purchase price was unfair.  Plaintiffs are seeking damages of $5 million plus punitive damages and costs.  In April 1999, Defendants filed a motion to dismiss the amended complaint, which was denied by the Bankruptcy Court. On appeal in October 2000, Plaintiffs’ cause of action was dismissed by the United States District Court for the Northern District of New York.  In November 2000, Plaintiffs filed an appeal of that dismissal with the United States Court of Appeals for the Second Circuit. That appeal is presently pending.

The Company and its subsidiaries lease certain manufacturing, laboratory, warehouse and office facilities.  The leases generally provide for the Company to pay either increases over a base year level for taxes, maintenance, insurance and other costs of the leased properties or the Company’s allocated share of insurance, taxes, maintenance and other costs of leased properties.  The leases contain renewal provisions.

Future minimum rental payments required under noncancelable operating leases are (dollars in thousands): $464 in 2002; $462 in 2003; $452 in 2004, $460 in 2005 and $409 in 2006.  Rent expense under all leases was $453 (including $9 for contingent rent), $392 and $482 thousand for 2001, 2000 and 1999, respectively.

Rental income under all sub-leases was $0, $12 and $164 thousand in 2001, 2000 and 1999, respectively.

Our equity holdings and securities available for sale constitute investment securities under the Investment Company Act.  In general, a company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of its total assets, subject to certain exclusions and exemptions.  Investment companies are subject to registration under, and compliance with, the Investment Company Act unless a particular exemption or safe harbor provision applies.  If we were to be deemed an investment company, we would become subject to the requirements of the Investment Company Act.  As a consequence, we would be prohibited from engaging in certain businesses or issuing certain securities, certain of our contracts might be voidable, and we might be subject to civil and criminal penalties for noncompliance.

Until this year, we qualified for a safe harbor exemption under the Investment Company Act based upon the level of our ownership of shares of Plug Power and our influence over its management or policies. However, since we sold some of our shares of Plug Power during this year, this safe harbor exemption is no longer available.

On December 3, 2001, we made an application to the Securities and Exchange Commission (“SEC”) requesting that they either declare that we are not an investment company because we are primarily engaged in another business or exempt us from the provisions of the Investment Company Act. This application is pending.  If our application is not granted, we will have to find another safe harbor or exemption that we can qualify for, which may include a one year safe harbor granted by the Investment Company Act, or become an investment company subject to the regulations of the Investment Company Act.

If we were deemed to be an investment company and could not find another safe harbor or exemption and failed to register as an investment company, the SEC could require us to sell our interests in Plug Power, SatCon and Beacon, until the value of our holdings is reduced below 40% of total assets.  This could result in sales of our holdings in quantities of shares at depressed prices and we may never realize anticipated benefits from, or may incur losses on, these sales.

Further, we may be unable to sell some holdings due to contractual or legal restrictions or the inability to locate a suitable buyer.  Moreover, we may incur tax liabilities when selling assets.

(18)    Related Party Transactions

At September 30, 2001, First Albany Companies Inc. (“FAC”) owned approximately 33.1% of the Company’s common stock.

Transactions among related parties are as fair to the Company as obtainable from unaffiliated third parties.

In April 2000, the Company entered into a management services agreement with First Albany Corporation, a wholly owned subsidiary of FAC, to provide certain services on a month to month basis.  Under this agreement, FAC bills services to the Company (phone, network, postage, etc.) on a cost reimbursement basis.  Billings under these agreements amounted to approximately $33 and $30 thousand for 2001 and 2000, respectively.  Amounts payable to FAC ($3 and $9 thousand at September 30, 2001 and 2000, respectively) are included in the financial statement line “Accrued liabilities – related parties”.

During fiscal 2000, FAC/Equities, a division of First Albany Corporation, provided financial advisory services in connection with the sale of Ling to SatCon, for which FAC/Equities was paid a fee of approximately $353 thousand.

During fiscal 1999, First Albany Corporation provided financial advisory services in connection with the sale of the Technology Division, for which First Albany Corporation was paid fees of $15 thousand.

Prior to acquiring its interest in Beacon Power Corporation (“Beacon Power”), a SatCon affiliate, the Company made a one time $1.2 million bridge loan to Beacon Power in April 2000.  This bridge loan was converted to equity as part of a $6 million capital contribution.  As part of the bridge financing, the Company received warrants to purchase 12,000 shares of Beacon Power’s common stock at $4.20 per share.  In order to avoid violating the asset test under the Investment Company Act, the Company exercised the warrants on August 24, 2000 for approximately $50 thousand and received 12,000 shares of Beacon Power common stock.

In connection with the above May 23, 2000 transaction, the Company received warrants to purchase shares of common stock, the exercise date, number of shares and exercise price of which would be determined upon either the sale of Beacon Power or the consummation of an underwritten public offering of Beacon Power common stock.  When Beacon Power completed its IPO, the warrant terms were set for the purchase of 1,333,333 shares of common stock at an exercise price of $2.25 per share exercisable as of November 17, 2000.  The Company exercised the 1,333,333 warrants on a cash-less basis, on December 20, 2000, and received 985,507 shares of Beacon Power common stock.

The Company also received approximately $183 thousand in preferred stock dividends during fiscal 2001 and $5 thousand in interest income from Beacon Power for bridge loan interest during fiscal 2000.

On September 28, 2001, the Company received 544,148 shares of Beacon Power Common Stock as a pro rata distribution by SatCon. The Company recognized a gain of $827 thousand on this dividend distribution.

Amounts receivable from an officer totaled approximately $38 thousand at September 30, 1999.  The balance was paid during fiscal 2000.

On June 27, 1997, the Company entered into a management services agreement with Plug Power to provide certain services and facilities for a period of one year. This agreement expired on June 27, 1998.  The Company continued to provide services through fiscal 1999, which were billed on a cost reimbursement basis.  During 1998, the Company entered into leases for certain of its facilities for manufacturing, laboratory and office space.  These leases expired on July 1, 1999 pursuant to the sale of the Company’s facility to Plug Power in exchange for 704,315 Plug Power Class A membership interests and the assumption of $6 million in debt by Plug Power. Billings under these agreements amounted to $448 thousand for 1999.

During 2000 and 1999, the Company paid approximately $35 and $59 thousand, respectively to Plug Power in connection with a lease of office and manufacturing space. This lease terminated on November 24, 1999.

During fiscal 2000, the Company sold furniture and equipment to Plug Power totaling approximately $12 thousand.

Prior to becoming Vice President of Corporate Development, Catherine Hill’s law firm, Catherine S. Hill, PLLC, served as general counsel to the Company.  Billings for 2000 totaled approximately $141 thousand.  She also received 30,000 stock options during 2000 with a Black-Scholes value of approximately $446 thousand.

The Company made cash infusions into related parties during the fiscal years ended September 30:

	2001	2000	1999
	(Dollars in thousands)
Plug Power – cash	$—	$20,500	$6,000
Plug Power – capital commitment in 1998 and funded in 1999	—	—	(4,000)
Plug Power – campus contribution	—	—	367
SatCon – cash	—	7,070	—
Beacon Power – cash	—	6,050	—
	$—	$33,620	$2,367

On December 27, 2000, the Company entered into a Put and Call with First Albany Companies, Inc. (“FAC”) to provide independent credit support for repayment of the loan (“FAC Credit Enhancement”) for which the Company paid a fee of $945 thousand.  The FAC Credit Enhancement provided FAC with the option, if the price of Plug Power stock fell to $4 per share, to either purchase 6.3 million Plug Power shares pledged as collateral on the loan or take an assignment of KeyBank N.A.’s rights under the Credit Agreement, as amended. The FAC Credit Enhancement could be triggered in the event of a default and was amended on April 27, 2001, the original expiration date, to extend its expiration date to August 27, 2001.  The Company paid a fee of $200 thousand for this amendment.  The FAC Credit Enhancement could be renewed by the Company and FAC on a monthly basis upon mutually agreeable terms.  If the FAC Credit Enhancement expired, and was not replaced, prior to November 3, 2001, the loan would be immediately due and payable.  Upon expiration of the FAC Credit Enhancement Agreement, mandatory repayments on any outstanding balance would be required if the Plug Power stock price fell below $20 per share. The FAC Credit Enhancement expired on August 27, 2001 and was not replaced since the Company amended and restated its Credit Agreement with KeyBank, N.A. on August 10, 2001.  The new KeyBank agreement does not require a credit enhancement.

On December 27, 2000, the Company entered into two bridge loan agreements with FAC. The first loan was for $945 thousand and was used to pay the purchase price for the FAC Credit Enhancement. The Company pledged 200,000 shares of Plug Power common stock as collateral.  The second loan was for $5 million, $3 million of which was used to make a December 27, 2000 principal loan repayment to KeyBank, N.A. and the remaining $2 million was available for working capital.  The Company pledged 1 million shares of Plug Power common stock as collateral. Upon mutual agreement of FAC and the Company, the loans may be converted to equity prior to maturity.  Both loans bear interest at the Prime Rate and both interest and principal are due on January 3, 2002. On March 30, 2001, the Company made a principal payment to FAC totaling $4 million.  On April 30, 2001, the Company made principal and interest payments to FAC totaling $1.445 million and $.117 million, respectively, which reduced the Company’s obligations on the FAC Bridge Loans to zero.

(19)    Discontinued Operations

The sale of the Company's Technology Division, the sole component of the Technology segment, to NYFM, Incorporated (a wholly-owned subsidiary of Foster-Miller, Inc., a Waltham, Massachusetts-based technology company) was completed on March 31, 1998. Accordingly, the Company no longer includes Technology among its reportable business segments.  The Technology Division is reported as a discontinued operation as of December 26, 1997, and the consolidated financial statements have been restated to report separately the net assets and operating results of the business.  In exchange for the Technology Division's assets, NYFM, Incorporated (a) agreed to pay the Company a percentage of gross sales on an annual basis for a period of five years after the sale as follows: yearly combined gross sales (in excess of $2.5 million) multiplied by .13, .053, .027, for years one, two and three-to-five, respectively; (b) assumed approximately $40 thousand of liabilities; and (c) established a credit for warranty work of approximately $35 thousand. The Company received approximately $41 thousand as contingent sales proceeds from NYFM, Incorporated in 1999.  This amount is included in the financial statement line, "Income (loss) from discontinued operations."

During the fourth quarter of fiscal 2000, the Company reversed $400 thousand ($243 thousand, net of tax) of the previously recorded loss on disposal of the Technology Division.  The reversal includes estimated reductions in warranty and accounts receivable reserves.

Discontinued operations consist of the following at September 30:

	2001	2000	1999
	(Dollars in thousands)
Sales	$—	$—	$—
(Loss) income from discontinued operations before income tax	—	—	—
Income tax (benefit)	—	—	—
Net loss from discontinued Operations	$—	$—	$—
Gain on disposal of Division	—	$400	$41
Income tax expense	—	157	—
Gain on disposal of Division	$—	$243	$41

The assets and liabilities of the Company's discontinued operations are as follows at September 30:

	2001	2000
	(Dollars in thousands)
Assets (primarily accounts receivable)	$—	$30
Liabilities (primarily accrued expenses)	358	261
Net liabilities	$(358)	$(231)

The nature of the net liability for discontinued operations as of September 30, 2001 and the expected period of liquidation are as follows:

Nature of (Liabilities)/Assets	Amount	Expected Period of Liquidation
	(Dollars in thousands)
Accounts receivable	$—	Fiscal 2001
Warranty	(100)	Fiscal 2003
Personnel and wind-down costs	(258)	Fiscal 2002
	$(358)

(20)    Sale of Division/Subsidiary

On October 21, 1999, the Company created a strategic alliance with SatCon Technology Corporation (“SatCon”).  SatCon acquired Ling Electronics, Inc. and Ling Electronics, Ltd. (“Ling”) from the Company and the Company agreed to provide cash support of approximately $7 million to SatCon.  In consideration for the acquisition of Ling and the Company's cash support, the Company received 1,800,000 shares of SatCon's common stock. The Company also received warrants to purchase 36,000 and 64,000 shares of SatCon common stock on October 21, 1999 and January 31, 2000, respectively.  The warrants were immediately exercisable at $8.80 per share and expire on October 21, 2003 and January 31, 2004, respectively.

As a part of the SatCon transaction, the Company issued to SatCon warrants to purchase 108,000 and 192,000 shares of the Company's stock on October 21, 1999 and January 31, 2000, respectively.  The warrants were immediately exercisable at $12.56 per share and expire on October 21, 2003 and January 31, 2004, respectively.  The estimated fair value of these warrants at the dates issued were $4.94 and $16.38 per share, respectively, using a Black-Scholes option pricing model and assumptions similar to those used for valuing the Company's stock options.

The sale resulted in a $1.262 million gain, which was recorded in the first quarter of fiscal year 2000.

(21)    Geographic and Segment Information

The Company sells its products on a worldwide basis with its principal markets listed in the table below where information on export sales is summarized by geographic area for the Company as a whole for the years ended September 30:

	2001	2000	1999
	(Dollars in thousands)
Geographic Area
United States	$6,382	$4,362	$9,576
Europe	358	185	1,180
Japan	47	397	787
Pacific Rim	243	387	760
China	38	88	278
Canada	176	20	153
Rest of World	54	119	161
Total Sales	$7,298	$5,558	$12,895

The percentage of total revenues contributed by class of product or service which constitutes more than 10% of consolidated sales in any year are shown below for the years ended September 30:

	2001	2000	1999
Test and Measurement Instrumentation	(Dollars in thousands)
Vibration test equipment (Ling)	$—	$140	$4,862
Starsine power conditioning (Ling)	—	—	1,333
Parts (Ling)	—	—	2,106
Engine balancing systems (MTI Instruments)	1,088	1,503	1,570
OEM (MTI Instruments)	3,896	1,421	1,169
Capacitance probes and sensors (MTI Instruments)	—	976	—
Fiber optic probes and sensors (MTI Instruments)	—	563	—
Total	$4,984	$4,603	$11,040

The Company operates in two business segments, New Energy and Test and Measurement Instrumentation. The New Energy segment develops new energy technologies and companies and is currently focused on commercializing direct methanol micro fuel cells. The Test and Measurement Instrumentation segment develops, manufactures, markets and services sensing instruments and computer-based balancing systems for aircraft engines; and prior to the sale of Ling in October 1999, vibration test systems and power conversion products. The Company’s principal operations are located in North America.

The accounting policies of the New Energy and Test and Measurement Instrumentation segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before income taxes, accounting changes, non-recurring items, and interest income and expense.  Inter-segment sales are not significant.

In the Test and Measurement Instrumentation Segment, in 2001, one customer accounted for $3.616 million or 49.5% of sales; in 2000, one customer accounted for $1.16 million or 20.9% of sales and one customer accounted for $620 thousand or 11.2% of sales; and no customers accounted for more than 10% of sales in 1999. In 2001, one product line,

OEM sales, accounted for 53% of sales compared to 26% in 2000 and 1999.

Summarized financial information concerning the Company’s reportable segments is shown in the following table.  The “Other” column includes corporate related items and items like income taxes or unusual items, which are not allocated to reportable segments.  The reconciling items column includes minority interest in consolidated subsidiary and income tax allocation to equity in holdings’ losses. In addition, segments’ noncash items include any depreciation and amortization in reported profit or loss.  The New Energy segment figures include the Company’s activities related to evaluating new energy technologies, companies and growth opportunities, micro fuel cell operations, the Company's holdings in Plug Power, SatCon and Beacon Power and the results of the Company's equity method of accounting for certain holdings. SatCon results are accounted for on a one-quarter lag except for sale of stock which is affected as of the date of sale.  The results for Plug Power and SatCon are derived from their unaudited quarterly and audited annual financial statements.

	New Energy	Test and Measurement Instrumentation	Other	Reconciling Items	Consolidated Totals
	(Dollars in thousands)
September 30, 2001
Revenues	$—	$7,298	$—	$—	$7,298
Segment profit (loss) from continuing operations before income taxes, equity in holdings’ losses and minority interests	32,024	650	(11,938)	—	20,736
Segment profit (loss)	5,230	650	(2,162)	123	3,841
Equity in holdings losses, net of tax	(26,794)	—	—	9,722	(17,072)
Total assets	59,455	2,596	9,206	—	71,257
Holdings, at equity	47,197	—	—	—	47,197
Securities available for sale	6,704	—	—	—	6,704
Capital expenditures	704	44	570	—	1,318
Depreciation and amortization	57	170	1,534	—	1,761

September 30, 2000
Revenues	$—	$5,558	$—	$—	$5,558
Segment profit (loss) from continuing operations before income taxes, equity in holdings’ losses and minority interests	(1,222)	(2,431)	(1,264)	—	(4,917)
Segment profit (loss)	(27,290)	(2,431)	11,125	—	(18,596)
Equity in holdings losses, net of tax	(26,068)	—	—	10,219	(15,849)
Total assets	70,438	2,286	4,292	—	77,016
Holdings, at equity	64,356	—	—	—	64,356
Holdings, at cost	6,050	—	—	—	6,050
Capital expenditures	9	137	140	—	286
Depreciation and amortization	3	130	131	—	264

September 30, 1999
Revenues	$—	$12,895	$—	$—	$12,895
Segment profit (loss) from continuing operations before income taxes, equity in holdings’ losses and minority interests	—	(1,404)	75	—	(1,329)
Segment profit (loss)	(9,363)	(1,404)	79	—	(10,688)
Equity in holdings losses, net of tax	(9,363)	—	—	—	(9,363)
Total assets	8,710	8,185	14,885	—	31,780
Holdings, at equity	8,710	—	—	—	8,710
Capital expenditures	—	183	2,555	—	2,738
Depreciation and amortization	—	202	379	—	581

The following table presents the details of “Other” segment profit (loss) for the years ended September 30:

	2001	2000	1999
	(Dollars in thousands)
Corporate and other (expenses) income:
Depreciation and amortization	$(1,534)	$(131)	$(379)
Interest expense	(1,970)	(1,943)	(106)
Interest income	384	463	335
Income tax (expense) benefit	(2,678)	12,146	(37)
Other (expense) income, net	3,636	(915)	225
Income (loss) from discontinued operations, net	—	243	41
Gain on sale of division	—	1,262	—
Total income (expense)	$(2,162)	$11,125	$79

(22)    Subsequent Events

On November 1, 2001, MTI Micro closed its second round of financing.  The Company and DuPont invested $5 million at a $55 million post-money valuation.  DuPont maintained its ownership percentage of 5.9%.

In November 2001, MTI Micro signed a teaming agreement with Alliant Integrated Defense Company LLC, an operating company of Alliant Techsystems (“ATK”), to explore military applications for direct methanol micro fuel cells in weapon systems including OICW, the U.S. Army’s Objective Individual Combat Weapon.